                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                                          Washington, D. C. 20549

                                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1 Name and Address of Reporting Person *           |2 Date of Event   |4 Issuer Name and Ticker/Trading Symbol|6 If Amendment,    |
|                                                   | Requiring        |                                       | Date of Original  |
|  Moehler              Robert               W.     | Statement        |Rhino Enterprises Group, Inc.     RHNO | (Month/Day/Year)  |
| (Last)               (First)              (Middle)| (Month/Day/Year) |---------------------------------------|                   |
|                                                   |                  |5 Relationship of Reporting            |-------------------|
|  2925 LBJ Freeway                                 |    04/09/2000    | Person(s) to Issuer                   |7 Individual or    |
|                     (Street1)                     |------------------|         (Check all applicable)        | Joint/Group Filing|
|                                                   |3 IRS Identifica- | ( X ) Director        (   ) 10% Owner | (Check Applicable)|
|  Suite 188                                        | tion Number of   |                                       | Form filed by:    |
|                     (Street2)                     | Reporting Person,| ( X ) Officer         (   ) Other     | (X) One Reporting |
|                                                   | if an entity     | (Give Title below)    (Specify below) |     Person        |
|  Dallas                      TX        75234      |   (Voluntary)    |                                       | ( ) More Than One |
| (City)                     (State)     (Zip)      |                  |  President                            |   Reporting Person|
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                                    Table I  -  Non-Derivative Securities Beneficially Owned
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|1 Title of Security                               |2 Amount of Securities|3 Ownership:  |4 Nature of Indirect Beneficial Ownership|
|  (Instruction 4)                                 | Beneficially Owned   | Direct (D) or|             (Instruction 5)             |
|                                                  |    (Instruction 4)   | Indirect (I) |                                         |
|                                                  |                      |   (Instr 5)  |                                         |
|--------------------------------------------------|----------------------|--------------|-----------------------------------------|
| Common Stock                                     |         60,050       |       I      | as MFC Group, Inc.                      |
|--------------------------------------------------|----------------------|--------------|-----------------------------------------|
| Common Stock                                     |             50       |       I      | as Marlene Moehler, Custodian for       |
|                                                  |                      |              | Michael Moehler U/G/M/A                 |
|--------------------------------------------------|----------------------|--------------|-----------------------------------------|
| Common Stock                                     |         63,845       |       D      |                                         |
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (3-99)

                                                             FORM 3 (Continued)
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            Table II  -  Derivative Securities Beneficially Owned (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of Derivative Security|2 Date             |3 Title and Amount of               |4 Conver- |5 Owner- |6 Nature of Indirect |
|  (Instruction 4)             | Exercisable and   | Securities Underlying              | sion or  | ship:   | Beneficial Ownership|
|                              | Expiration Date   | Derivative Security                | Exercise | Direct  |    (Instruction 5)  |
|                              |  (Month/Day/Year) |           (Instruction 4)          | Price of | (D)or   |                     |
|                              |-------------------|------------------------------------| Deriv-   | Indirect|                     |
|                              | Date    | Expira- |                          |Amount or| ative    | (I)     |                     |
|                              | Exer-   | tion    |           Title          |Number   | Security |(Instr 5)|                     |
|                              | cisable | Date    |                          |of Shares|          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|
| Stock Options                | (1)     | (1)     | Common Stock             |  229,175|     $.25 |    D    |                     |
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Explanation of Responses:
   (1) These options vest monthly (beginning November 1, 1999) in fifty-nine equal increments of 4,165 shares and one final increment of 4,265 shares, expiring five years from the date of vesting. The first five months of vested options have been exercised and are not reflected in this total.


                                                                          Robert W. Moehler                             Apr 18, 2000
                                                                          ____________________________________________  ____________
                                                                            **  Signature of Reporting Person               Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                     SEC 1473 (3-99)